EXHIBIT 99(C)(5)

                                                    AEG
                                         ----------------------------       TRACKER
                                              CURRENT PROPOSAL               OFFER
                                         ----------------------------    ---------------
VALUATION                                      $9,000        $12,000            $12,891
  Less:  Debt                                   2,300          2,300              2,300
  Less:  Sub. Debt (1)                          1,000          1,000              1,000
                                         -------------  -------------    ---------------
Consider. Avail. For  Pref. & Common            5,700          8,700              9,591
  Less:  Preferred (2)                          8,000          8,000              8,000
                                         -------------  -------------    ---------------
CONSIDERATION TO COMMON                       ($2,300)          $700             $1,591
COMMON PER SHARE                               ($0.53)         $0.16              $0.37

      NECESSARY TRACKER CONVERSION ADJUSTMENT TO EQUATE OFFERS (3)

                                                    AEG
                                         ----------------------------
                                              CURRENT PROPOSAL
                                         ----------------------------
Consider. Avail. For  Pref. & Common           $5,700         $8,700
IMPLIED CONVERSION RATE FOR TRACKER             $0.72          $0.42

SHARE CALCUATION:
Common Shares                                   4,300          4,300
Tracker Shares                                 11,104         19,195
                                         -------------  -------------
TOTAL DILUTED SHARES                           15,404         23,495

PER SHARE VALUE                                 $0.37          $0.37

Consideration to Tracker                       $4,109         $7,108
  % "Haircut" by Tracker                         48.6%          11.2%

Consideration to Common                        $1,591         $1,592

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(1)   To equate the offers,  we assumed that Sub.  Debt was paid off or deducted from AEG valuation.
(2)   At full value for Tracker assuming that Tracker receives $8 million.
(3) Calculation to determine the share conversion that Tracker would have to accept to equate the offers at Tracker's midpoint.